PharmAthene to Provide Update on SparVax™ Contract Modification Suspension During Year-End 2009 Financial and Operational Results Conference Call on Tuesday March 23, 2010

ANNAPOLIS, Md., March 22, 2010 -- PharmAthene, Inc. (NYSE Amex: PIP), a biodefense company developing medical countermeasures against biological and chemical threats, announced today that in addition to its year end results, it will provide an update on the contract modification suspension it received on Friday, March 19, 2010.

PharmAthene is pursuing various options to move forward under the contract modification announced on February 23, 2010 to its existing contract with BARDA for the research and development of SparVax™ pending a final ruling under the protest. The Company is confident that the protest is without merit and that the contract modification will be upheld. While the protest is being resolved, all work under the current contract for the development of SparVax™, including prior modifications, will continue uninterrupted.

Anthrax remains the foremost biological threat to the nation, and the government's Requirement to procure a recombinant anthrax vaccine for the Strategic National Stockpile, which remains unfulfilled, is an important national security priority.The Company continues to believe that SparVax™ represents the most advanced rPA vaccine candidate under development. Phase II human clinical studies suggest that SparVax™ may induce protective immunity in three doses over 56 days whereas the currently licensed vaccine is approved for a 5 dose regimen over 18 months. Various government agencies, including the Institute of Medicine, have acknowledged the urgent need to stockpile next-generation anthrax vaccines employing modern vaccine technology, which offer the potential for improved safety, convenience and more rapid immunity. Further, BARDA has demonstrated its commitment to continued development in this area, through the contract modification and a revision to BAA-BARDA 09-34 to explicitly encourage submissions by recombinant anthrax vaccine developers.

SparVax™ is a novel second generation recombinant protective (rPA) anthrax vaccine being developed for pre and post exposure protection against anthrax infection. SparVax™ is a highly purified, well characterized, sub unit vaccine comprised of a single protein (recombinant PA) manufactured in E.coli. Phase I and Phase II clinical trials involving 770 healthy human subjects have been completed and showed that SparVax™ appears to be well tolerated and immunogenic in humans. These studies suggest that three doses of SparVax™, administered several weeks apart, should be sufficient to induce protective immunity. In non-clinical studies SparVax™ has also demonstrated the capability to protect rabbits and non-human primates against a lethal aerosol spore challenge of the anthrax Ames strain.

Conference Call and Webcast Information

PharmAthene management will host a conference call to discuss the Company's year-end financial results. The call is scheduled to begin at 4:30 p.m. Eastern Time on Tuesday, March 23, 2010, and is expected to last approximately 45 minutes.

The dial-in number within the United States is 800-659-1942. The dial-in number for international callers is 617-614-2710. The participant passcode is 35720559.
A replay of the conference call will be available for 30 days, beginning at approximately 7:30 p.m. Eastern Time on Tuesday, March 23, 2010. The dial-in number from within the United States is 888-286-8010. For international callers, the dial-in number is 617-801-6888. The participant passcode is 63696931.

The conference call will also be webcast and can be accessed from the company's website at www.pharmathene.com. A link to the webcast may be found under the Investor Relations section of the website.

About PharmAthene, Inc.

PharmAthene was formed to meet the critical needs of the United States and its allies by developing and commercializing medical countermeasures against biological and chemical weapons. PharmAthene's lead product development programs include:

•  SparVax™ - a second generation recombinant protective antigen (rPA) anthrax vaccine
•  Third generation rPA anthrax vaccine
•  Valortim® - a fully human monoclonal antibody for the prevention and treatment of anthrax infection
•  Protexia® - a novel bioscavenger for the prevention and treatment of morbidity and mortality associated with exposure to chemical nerve agents

For more information about PharmAthene, please visit www.PharmAthene.com.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words "potential"; "believe"; "anticipate"; "intend"; "plan"; "expect"; "estimate"; "could"; "may"; "should"; "will"; "project"; "potential"; or similar statements are forward-looking statements. PharmAthene disclaims any intent or obligation to update these forward-looking statements other than as required by law. Risks and uncertainties include risk associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company's product candidates, unexpected funding delays and/or reductions or elimination of U.S. government funding for one or more of the Company's development programs, the award of government contracts to our competitors, unforeseen safety issues, challenges related to the development, scale-up, technology transfer, and/or process validation of manufacturing processes for our product candidates, unexpected determinations that these product candidates prove not to be effective and/or capable of being marketed as products, as well as risks detailed from time to time in PharmAthene's Forms 10-K and 10-Q under the caption "Risk Factors" and in its other reports filed with the U.S. Securities and Exchange Commission (the "SEC"). In particular, while the Company believes that the protest to the recent modification to the Company's existing contract with BARDA for the research and development of SparVax™ is unlikely to be sustained, if the GAO were to rule in favor of the protestor, such a ruling could have a material adverse effect on the financial position and operations of the Company. In addition,, significant additional research work, non-clinical animal studies, human clinical trials, and manufacturing development work remain to be completed for SparVax.. At this point there can be no assurance that this product candidate will be shown to be safe and effective and approved by regulatory authorities for use in humans. Copies of PharmAthene's public disclosure filings are available from its investor relations department and our website under the investor relations tab at www.PharmAthene.com.